Exhibit 99.1

HEARTLAND EXPRESS CLOSES ACQUISITION OF CONTRACT FREIGHTERS TRUCKLOAD BUSINESS

NORTH LIBERTY, IA – August 31, 2022 – Heartland Express, Inc. (NASDAQ: HTLD) (“Heartland”) announced today that it has closed the previously announced transaction to acquire the Contract Freighters non-dedicated U.S. dry van and temperature-controlled truckload business and CFI Logistica operations in Mexico (“CFI”) from TFI International, Inc. (NYSE: TFII) (“TFI”), for a cash enterprise value of $525 million, subject to certain adjustments. The term CFI does not include the CFI Dedicated or CFI Logistics U.S. brokerage operations, which were not part of the transaction.
Michael Gerdin, Chairman, President, and CEO of Heartland Express, commented: “We are excited to officially welcome CFI into the Heartland Express family of brands, alongside Millis Transfer and Smith Transport. We look forward to working with CFI’s leadership team to gain meaningful synergies from the acquisition.”
In conjunction with the acquisition of CFI, Heartland entered into a $550 million unsecured credit facility, which includes a $100 million revolving credit availability and $450 million in term loans funded at closing. The credit facility will mature in five years and contains customary terms and conditions, including financial covenants. The credit facility includes a consortium of lenders, including joint bookrunners JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A. Immediately after the closing, Heartland had an estimated net leverage ratio of approximately 1.25x and approximately $170 million of cash and available borrowing under the credit facility.(1)
Advisors
Scudder Law Firm, P.C., L.L.O. served as transaction and legal advisor to Heartland.
About Heartland
Heartland Express, Inc. is an irregular route truckload carrier based in North Liberty, Iowa, serving customers with shipping lanes throughout the United States through its brands Heartland Express, Millis Transfer, Smith Transport, and CFI. Heartland focuses on medium to short haul regional freight, offering shippers industry-leading on-time service so they can achieve their strategic goals. Since its initial public offering in 1986, Heartland has grown from approximately $20 million in revenue to one of North America’s largest, most profitable, and best capitalized truckload carriers. Heartland has been recognized 18 times by Forbes Magazine as one of the Top 200 Best Small Companies in America, as well as being ranked by Logistics Management Magazine 18 out of the last 20 years as one of the Best Truckload Carriers in America. Heartland was also recognized as one of America’s Most Trustworthy Companies by Newsweek in 2022. More information about Heartland can be found on the company website at www.heartlandexpress.com.

(1)Net leverage ratio is defined as the following, calculated with respect to Heartland and its subsidiaries on a consolidated basis: (a) total indebtedness minus up to $50 million of unrestricted cash, to (b) EBITDA for the most recently completed four consecutive fiscal quarters. For purposes of this ratio, “EBITDA” means net income, plus (a) interest expense, tax expense, depreciation and amortization, certain other noncash charges, expenses associated with the transaction described in this press release, and the projected amount of “run rate” cost and expense reductions related to such transaction, minus (b) certain non-cash gains.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements generally may be identified by words such as “anticipates,” “believes,” “estimates,” “plans,” “projects,” “expects,” “hopes,” “intends,” “will,” “would,” “can,” “could,” “may,” and terms and phrases of similar substance. In this press release, forward-looking statements cover matters such as our estimated net leverage ratio, estimated cash and availability under the credit facility, and predictions concerning other financial measures, synergies, operating plans, and future operations . Forward-looking statements are based upon the current beliefs and expectations of Heartland’s management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ from those set forth in the forward-looking statements. Readers should review and consider the factors that may affect future results and other disclosures by Heartland in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings
Contact: Michael Gerdin, Chief Executive Officer, or Chris Strain, Chief Financial Officer – (319) 645-7060